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                                                                       EXHIBIT 5


                                November 20, 1998



Board of Directors
Haskel International, Inc.
100 East Graham Place
Burbank, California 91502


                  Re:      1,600,000 Class A Common Shares,
                           No Par Value, of Haskel International, Inc.


Gentlemen:

                  We have acted as counsel to Haskel International, Inc., a California corporation (the "Company"), in connection with the filing of the Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the 1,600,000 shares of the Company's Class A Common Stock, No Par Value issuable pursuant to the Company's 1998 Long-Term Performance Incentive Plan (the "Plan"). In rendering the opinion expressed below, we have reviewed such matters, documents and law as we have deemed necessary for purposes of this opinion. Based on and subject to the foregoing, it is our opinion that the shares of Class A Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable.

                  We do not find it necessary for purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or "Blue Sky" laws of the various states to the sale of the Class A Common Stock. This opinion is limited to the General Corporation Law of the State of California.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm in the Registration Statement.


                                     Very truly yours,



                                     \s\ MUSICK, PEELER & GARRETT LLP
                                     ---------------------------------
                                     MUSICK, PEELER & GARRETT LLP